Exhibit 99.1

Phillips Edison Grocery Center REIT II Reports Third Quarter 2017 Results

CINCINNATI, OH, November 8, 2017 - Phillips Edison Grocery Center REIT II, Inc., a publicly-registered, non-traded real estate investment trust (REIT) focused on the acquisition and management of well-occupied grocery-anchored shopping centers, reported its results for the three and nine months ended September 30, 2017.

Third Quarter 2017 Highlights (vs. Third Quarter 2016)

•	Closed new seven-year, $200 million unsecured term loan facility

•	Acquired three grocery-anchored shopping centers for a total cost of $53.3 million

•	Net loss totaled $5.9 million - excluding one-time expenses, net income would have totaled $105,000 compared to $48,000 in the third quarter of 2016

•	Modified funds from operations (MFFO) increased 20.0% to $17.0 million

•	Same-center net operating income (NOI) increased 3.3% to $16.5 million

Nine Months Ended September 30, 2017 Highlights (vs. Nine Months Ended September 30, 2016)

•	Acquired nine grocery-anchored shopping centers for a total cost of $178.3 million

•	Net loss totaled $7.2 million - excluding one-time expenses, net loss would have totaled $1.2 million compared to $3.2 million in the first nine months of 2016

•	MFFO increased 23.3% to $47.9 million

•	Same-center NOI increased 3.6% to $49.0 million

Management Commentary

“Our 3.3% same-center NOI growth and 20.0% MFFO growth for the third quarter of 2017 reflect the consistent execution of our business strategy in an environment overly concerned about retail,” said Jeff Edison, Chairman and Chief Executive Officer of Phillips Edison Grocery Center REIT II. “We remain confident in our grocery-anchored strategy as we have focused on building an internet and recession-resistant tenant base focused on necessity retail.”

Three and Nine Months Ended September 30, 2017 Financial Results

Net (Loss) Income

For the three months ended September 30, 2017, net loss totaled $5.9 million compared to net income of $48,000 during the three months ended September 30, 2016. The results were driven by a $7.0 million increase in revenues from the acquisition of 14 properties since July 1, 2016, offset by an increase in related operating costs, real estate taxes and interest, coupled with a $6.0 million charge for the termination of certain affiliate arrangements with our former advisor. As a result of the termination, fees paid by the REIT to its external advisor for asset management, acquisition, and disposition services will be reduced by 15% going forward. Excluding this one-time expense, net income would have been $105,000 for the three months ended September 30, 2017 versus net income of $48,000 for the comparable period.

For the nine months ended September 30, 2017, net loss totaled $7.2 million compared to a net loss of $3.2 million during the nine months ended September 30, 2016. The results were driven by a $26.0 million increase in revenues due to the acquisition of 32 properties since the beginning of 2016, offset by an increase in related operating costs, real estate taxes and interest, coupled with the $6.0 million charge discussed above. Excluding this one-time expense, net loss would have been $1.2 million for the nine months ended September 30, 2017 versus a net loss of $3.2 million for the comparable period.

Additionally contributing to the results for both the three and nine-month periods ended September 30, 2017 was the adoption of new accounting guidance where certain property acquisitions are now classified as asset acquisitions. As a result, the majority of acquisition-related expenses are capitalized and amortized over the life of the related assets.

FFO as Defined by the National Association of Real Estate Investment Trusts (NAREIT)

For the third quarter of 2017, funds from operations (FFO) totaled $12.7 million compared to $15.2 million during the same year-ago quarter. The decrease was primarily driven by the previously mentioned one-time expense for the termination of certain affiliate arrangements, partially offset by the increase in revenues as a result of additional properties owned. Excluding charges related to the termination of affiliate arrangements, FFO would have been $18.7 million compared to $15.2 million, an increase of 22.9% over the comparable quarter.

For the nine months ended September 30, 2017, FFO increased 33.7% to $46.8 million compared to $35.0 million during the nine months ended September 30, 2016. The improvement was driven by the increase in revenues as a result of additional properties owned, partially offset by the previously mentioned one-time charge. Excluding charges related to the termination of affiliate arrangements, FFO would have been $52.7 million compared to $35.0 million, an increase of 50.7% over the comparable period.

MFFO

For the three months ended September 30, 2017, MFFO increased 20.0% to $17.0 million compared to $14.2 million for the three months ended September 30, 2016.

For the nine months ended September 30, 2017, MFFO increased 23.3% to $47.9 million compared to $38.9 million for the nine months ended September 30, 2016.

Three and Nine Months Ended September 30, 2017 Portfolio Results

Same-Center Results

For the third quarter of 2017, same-center NOI increased 3.3% to $16.5 million compared to $16.0 million during the third quarter of 2016. The improvement was driven by a 0.6% increase in total same-center revenues resulting from a $0.27 increase in minimum rent per square foot, despite being partially offset by a decrease in tenant recovery income. Further driving the same-center NOI improvement was a 4.9% decrease in same-center operating expenses resulting from lower real estate taxes versus the comparable period.

For the nine months ended September 30, 2017, same-center NOI increased 3.6% to $49.0 million compared to $47.3 million during the first nine months of 2016. The improvement was driven by a 2.4% increase in total same-center revenues, partially offset by a 0.2% increase in same-center operating expenses versus the comparable period.

Contributing to same-center NOI were 51 properties that were owned and operational for the entire portion of both comparable reporting periods.

Same-center occupancy totaled 94.8%, a decrease of 0.4% from September 30, 2016.

Portfolio Statistics

At quarter-end, the portfolio consisted of 83 properties, totaling approximately 10.0 million square feet located in 24 states.

Leased portfolio occupancy totaled 94.8% compared to 95.3% at September 30, 2016.

Leasing Activity

During the third quarter of 2017, 74 new and renewal leases were executed totaling 179,000 square feet. Comparable rent spreads during the quarter, which compare the percentage increase (or decrease) of new or renewal leases to the expiring lease of a unit that was occupied within the past 12 months, were 18.9% for new leases and 14.0% for renewal leases.

During the first nine months of 2017, 188 new and renewal leases were executed totaling 503,000 square feet. Comparable rent spreads during the first nine months of 2017 were 10.6% for new leases and 13.9% for renewal leases.

Acquisition Activity

Three grocery-anchored shopping centers were acquired for a total cost of $53.3 million during the third quarter of 2017. The properties, located in Florida, Texas and Illinois, total approximately 279,000 square feet.

During the nine months ended September 30, 2017, nine shopping centers were acquired for a total cost of $178.3 million.

During the three and nine months ended September 30, 2017, Necessity Retail Partners, the company’s joint venture with TPG Real Estate, acquired one and three grocery-anchored shopping centers, respectively, bringing its total property count to fourteen.

Hurricane Activity

During the nine months ended September 30, 2017, the company reported no material impact on its financial results from weather-related events, including Hurricane Irma and Hurricane Harvey.

Balance Sheet Highlights at September 30, 2017

During the quarter, the company closed on a seven-year, $200 million unsecured term loan facility. Proceeds from the new facility were used to lower the outstanding balance on the company’s revolving credit facility to $22.4 million, leaving $327.4 million available. This extended the weighted-average maturity of outstanding debt to 3.9 years.

The company’s net debt to total enterprise value was 40.9% at September 30, 2017. The company defines net debt as total debt, excluding below-market debt adjustments and deferred financing costs, less cash and cash equivalents. Total enterprise value is defined as equity value, calculated as total diluted shares outstanding multiplied by the estimated net asset value per share of $22.75, plus net debt.

The weighted-average interest rate of outstanding debt was 3.1% and 69.9% of the total debt was fixed-rate debt.

Third Quarter 2017 Distributions

Gross distributions of $19.1 million were paid during the third quarter of 2017, including $9.1 million reinvested through the dividend reinvestment plan, for net cash distributions of approximately $10.0 million.

Share Repurchase Program (SRP)

During the three months ended September 30, 2017, the company repurchased approximately 333,000 shares. The cash available for standard repurchases on any particular date under the SRP is generally limited to the proceeds from the dividend reinvestment plan during the preceding four fiscal quarters, less amounts already used for repurchases during the same time period.

Repurchase requests surpassed the funding limits under the share repurchase program during the third quarter of 2017. As such, standard repurchase requests for October were made on a pro-rata basis. Funds available for repurchases during the remainder of 2017, if any, are expected to be limited.

Stockholder Update Call

Company management will host a presentation addressing the company’s results on Thursday, November 9, 2017, at 11:00 a.m. Eastern Time. Interested parties can listen to the presentation by clicking the link available in the Events & Presentations section of the Investor Relations website at http://investors.grocerycenterreit2.com/event.

A replay of the webinar will be available in the Events & Presentations section of the Phillips Edison Grocery Center REIT II website at http://investors.grocerycenterreit2.com/event.

For more information on the company’s quarterly results, please refer to the company’s Form 10-Q which will be filed with the SEC and available on the SEC’s website at www.sec.gov.

Reconciliation of Non-GAAP Measures

Same-Center Net Operating Income

Same-center NOI is presented as a supplemental measure of the company’s performance. NOI is defined as total operating revenues less property operating expenses, real estate taxes, and non-cash revenue items. Same-center NOI represents the NOI for the 51 properties that were wholly-owned and operational for the entire portion of both comparable reporting periods. The company believes that NOI and same-center NOI provide useful information to the investors about financial and operating performance because each provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income. Because same-center NOI excludes the change in NOI from properties acquired after December 31, 2015, it highlights operating trends such as occupancy levels, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating same-center NOI, and accordingly, same-center NOI may not be comparable to other REITs.

Same-center NOI should not be viewed as an alternative measure of financial performance since it does not reflect the operations of the entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, interest expense, depreciation and amortization, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of properties that could materially impact the results from operations.

The table below is a comparison of the same-center NOI for the three and nine months ended September 30, 2017, to the three and nine months ended September 30, 2016 (in thousands):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Revenues:
Rental income(1)	$17,784	$17,423	$361		$53,128	$51,834	$1,294
Tenant recovery income	6,132	6,411	(279)		19,816	19,416	400
Other property income	168	101	67		386	329	57
Total revenues	24,084	23,935	149	0.6%	73,330	71,579	1,751	2.4%
Operating expenses:
Property operating expenses	4,044	4,054	(10)		12,502	12,349	153
Real estate taxes	3,508	3,883	(375)		11,835	11,935	(100)
Total operating expenses	7,552	7,937	(385)	(4.9)%	24,337	24,284	53	0.2%
Total Same-Center NOI	$16,532	$15,998	$534	3.3%	$48,993	$47,295	$1,698	3.6%

(1)	Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.

Below is a reconciliation of Net (Loss) Income to NOI and same-center NOI for the three and nine months ended September 30, 2017 and 2016 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016(1)	2017	2016(1)
Net (loss) income	$(5,857)	$48	$(7,196)	$(3,153)
Adjusted to exclude:
Straight-line rental income	(771)	(452)	(2,261)	(2,199)
Net amortization of above- and below-market leases	(566)	(589)	(1,782)	(1,547)
Lease buyout income	—	(145)	(125)	(294)
General and administrative expenses	4,870	4,437	14,691	13,289
Acquisition expenses	240	579	499	8,570
Termination of affiliate arrangements	5,962	—	5,962	—
Depreciation and amortization	18,037	14,933	52,573	41,045
Interest expense, net	5,691	3,371	15,617	7,074
Gain on contribution of properties to unconsolidated joint venture	—	—	—	(3,341)
Other	(19)	7	132	249
NOI	27,587	22,189	78,110	59,693
Less: NOI from centers excluded from Same-Center	(11,055)	(6,191)	(29,117)	(12,398)
Total Same-Center NOI	$16,532	$15,998	$48,993	$47,295

(1)	Certain prior period amounts have been restated to conform with current year presentation.

Funds from Operations and Modified Funds from Operations

FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. FFO is used as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) to be net income (loss), computed in accordance with GAAP and gains (or losses) from sales of depreciable real estate property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets and impairment charges, and after related adjustments for unconsolidated partnerships, joint ventures and noncontrolling interests. FFO is believed to be helpful to investors and management as a measure of operating performance because, when compared year to year, it reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income.

Since the definition of FFO was promulgated by NAREIT, GAAP has expanded to include several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, the company uses MFFO, which excludes from FFO the following items:

•	acquisition fees and expenses;

•	straight-line rent amounts, both income and expense;

•	amortization of above- or below-market intangible lease assets and liabilities;

•	amortization of discounts and premiums on debt investments;

•	gains or losses from the early extinguishment of debt;

•	gains or losses on the extinguishment of derivatives, except where the trading of such instruments is a fundamental attribute of company operations;

•	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting;

•	gains or losses related to consolidation from, or deconsolidation to, equity accounting;

•	adjustments related to the above items for unconsolidated entities in the application of equity accounting; and

•	costs to terminate affiliate arrangements.
MFFO is believed to be helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods and, in particular, after the acquisition stage is complete, because MFFO excludes acquisition expenses that affect operations only in the period in which the property is acquired. Thus, MFFO provides helpful information relevant to evaluating operating performance in periods in which there is no acquisition activity.

Many of the adjustments in arriving at MFFO are not applicable to the company. Nevertheless, as explained below, management’s evaluation of operating performance may also exclude items considered in the calculation of MFFO based on the following economic considerations.

•
Adjustments for straight-line rents and amortization of discounts and premiums on debt investments—GAAP requires rental receipts and discounts and premiums on debt investments to be recognized using various systematic methodologies. This may result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance. The adjustment to MFFO for straight-line rents, in particular, is made to reflect rent and lease payments from a GAAP accrual basis to a cash basis.

•
Adjustments for amortization of above- or below-market intangible lease assets—Similar to depreciation and amortization of other real estate-related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes ratably over the lease term and should be recognized in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, and the intangible value is not adjusted to reflect these changes, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

•
Gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting—This item relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding, which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in core operating fundamentals rather than changes that may reflect anticipated, but unknown, gains or losses.

•
Adjustment for gains or losses related to early extinguishment of derivatives and debt instruments—These adjustments are not related to continuing operations. By excluding these items, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

•
Adjustment for costs to terminate affiliate arrangements—This adjustment relates to our agreement with our former advisor to terminate all remaining contractual and economic relationships between us and them, and is not related to continuing operations. By excluding these items, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

Neither FFO nor MFFO should be considered as an alternative to net income (loss) or income (loss) from continuing operations under GAAP, nor as an indication of liquidity, nor is either of these measures indicative of funds available to fund cash needs, including ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if business plan is not continued to be operated in the manner currently contemplated.

Accordingly, FFO and MFFO should be reviewed in connection with other GAAP measurements. FFO and MFFO should not be viewed as more prominent measures of performance than net income or cash flows from operations prepared in accordance with GAAP. FFO and MFFO as presented may not be comparable to amounts calculated by other REITs.

The following section presents calculation of FFO and MFFO and provides additional information related to operations (in thousands). As a result of the timing of the commencement of active real estate operations, FFO and MFFO are not relevant to a discussion comparing operations for the periods presented. Revenues and expenses are expected to increase in future periods as additional investments are acquired.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2017	2016	2017	2016
Calculation of FFO
Net (loss) income	$(5,857)	$48	$(7,196)	$(3,153)
Adjustments:
Depreciation and amortization of real estate assets	18,037	14,933	52,573	41,045
Gain on contribution of properties to unconsolidated joint venture	—	—	—	(3,341)
Depreciation and amortization related to unconsolidated joint venture	512	193	1,384	426
FFO	$12,692	$15,174	$46,761	$34,977
Calculation of MFFO
FFO	$12,692	$15,174	$46,761	$34,977
Adjustments:
Net amortization of above- and below-market leases	(569)	(589)	(1,782)	(1,547)
Straight-line rental income	(769)	(452)	(2,261)	(2,199)
Acquisition expenses	240	579	499	8,570
Termination of affiliate arrangements	5,962	—	5,962	—
Amortization of market debt adjustment	(263)	(268)	(797)	(608)
Gain on extinguishment of debt	—	(53)	(11)	(53)
Change in fair value of derivatives	(213)	(217)	(448)	(317)
Adjustments related to unconsolidated joint venture	(32)	29	(9)	48
MFFO	$17,048	$14,203	$47,914	$38,871

Weighted-average common shares outstanding - basic	46,545	46,219	46,529	46,168
Weighted-average common shares outstanding - diluted(1)	46,548	46,221	46,533	46,170
FFO per share - basic and diluted	$0.27	$0.33	$1.00	$0.76
MFFO per share - basic and diluted	$0.37	$0.31	$1.03	$0.84

(1)
Restricted stock awards were dilutive to FFO/MFFO for the three and nine months ended September 30, 2017, and, accordingly, were included in the weighted-average common shares used to calculate diluted FFO/MFFO per share.

About Phillips Edison Grocery Center REIT II, Inc.

Phillips Edison Grocery Center REIT II, Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. As of September 30, 2017, the company owned and managed an institutional quality retail portfolio consisting of 83 grocery-anchored shopping centers totaling approximately 10.0 million square feet. For more information, please visit the company website at www.grocerycenterREIT2.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the company expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the funding available under its share repurchase and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Annual Report on Form 10-K for the year ended December 31, 2016, as such factors may be updated from time to time in the company’s periodic filings with the Securities and Exchange Commission

(“SEC”), which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings with the SEC. No obligation is undertaken to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
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Investor Contact:
Michael Koehler
Director of Investor Relations
513-338-2743
InvestorRelations@phillipsedison.com